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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Prospectus Summary
- Summary Consolidated Financial Information," "Selected Consolidated Financial Data," "Changes in Certifying Accountants" and "Experts" and to the use of our reports dated January 13, 2005 and July 12, 2004 on the consolidated financial statements of Narrowstep Inc. and the financial statements of Sportshows Television Ltd., respectively, included in Amendment No. 4 to the Registration Statement (Form SB-2 No. 333-108632) and related Prospectus of Narrowstep Inc. for the registration of 17,766,951 shares of its common stock.




                                        /s/ Ernst & Young LLP

                                        Ernst & Young LLP


London, England
March 4, 2005